EXHIBIT 23.1
                               CONSENT OF KPMG LLP



The Board of Directors
SITEL Corporation:

         We consent to the use of our reports incorporated by reference in this Registration Statement of SITEL Corporation on Form S-8 of our report dated
February 5, 1999 relating to the consolidated balance sheets of SITEL Corporation and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in SITEL Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.

                                    KPMG LLP


Omaha, Nebraska
May 10, 1999






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